Exhibit 99.2

Dear STORE Capital Team Members,

Today marks an exciting milestone in the history of STORE Capital that will put us in an even stronger position for the future. Moments ago, we announced that STORE has entered into an agreement to be acquired by GIC and Oak Street, a Division of Blue Owl, two leading and well-respected real estate investors. As part of the transaction, GIC and Oak Street have agreed to acquire all outstanding shares of STORE common stock for $32.25 per share in cash.

I firmly believe the value of a company lies in the hard work of its employees, and STORE is no exception. Today’s announcement is a testament to all we’ve accomplished together – and to the tremendous effort you have all put in to building STORE into the top-tier net lease REIT that it is today.

Let me emphasize that GIC and Oak Street place significant value on our portfolio and our people, and they are excited to leverage our differentiated platform so that we can collectively scale our businesses and pursue additional innovative opportunities together. With GIC’s and Oak Street’s expertise and significant resources, we will have access to the capital we need to accelerate our growth and pursue additional acquisitions. Over the longer term, we expect this transaction will create tremendous new opportunities for our business and our team.

While we are excited about the opportunity ahead, this announcement is just the first step. As with any transaction of this type, there are customary closing conditions to satisfy before the transaction is complete, including approval by our stockholders. Once the transaction is completed, which is expected to occur in the first quarter of 2023, we will become a privately held company and our stock will no longer trade on the NYSE.

As we move toward closing, I ask that all of you remain focused on performing your day-to-day responsibilities so we can continue providing our customers with the excellent service they have come to expect from us. Until the closing of the transaction, it will be business as usual here at STORE. We realize you may have questions regarding this announcement, so we will be hosting a virtual town hall meeting this morning at 9:00 a.m., Pacific time. We will share an invitation with call-in details shortly, and encourage you to join.

As a result of today’s announcement, you may receive questions from outside parties. It is important that we speak with one voice, so any inquiries you receive from investors, media or others must be forwarded to Chad Freed, our General Counsel.

We are grateful for everything you have done and are doing for STORE Capital! We look forward to speaking more about the news at our town hall later this morning.

Best,

Mary

President and CEO